Exhibit 99.1

Exhibit 99.1

A. Bart Holaday, Thomas C. Knudson Elected to MDU Resources Board of Directors

BISMARCK, N.D. – August 14, 2008 – MDU Resources Group, Inc. (NYSE:MDU) today announced that A. Bart Holaday and Thomas C. Knudson have been elected to the company's board of directors, effective Nov. 1.

"Bart and Tom bring a wealth of valuable senior leadership experience that will help guide the continued growth of our company," said MDU Resources Chairman Harry J. Pearce.  "They are widely respected for their expertise in oil and natural gas development, which is one of our core businesses.  In addition, Bart's experience with equity investing, and Tom's knowledge of sustainable business development, will enhance the existing knowledge of our board."

In addition to their general board responsibilities, Holaday will serve on the board's Audit Committee and Knudson will serve on the Compensation Committee.

Holaday is widely known in the alternative assets/private equity industry.  He headed the Private Markets Group of UBS Asset Management and its predecessor entities for 15 years prior to his retirement in 2001.  During that time he managed more than $19 billion in investments in venture capital, buyouts, real estate, timber, and oil and gas.

Prior to that he was a vice president and principal of the InnoVen Venture Capital Group.  He was founder and president of Tenax Oil and Gas Corporation, an onshore Gulf Coast exploration and production company.  He also has 12 years of senior management experience with both Gulf Oil and the federal government, including the Department of Defense, Department of the Interior and the Federal Energy Administration.

Holaday has a bachelor's degree in engineering sciences from the U.S. Air Force Academy.  He was a Rhodes Scholar, earning a bachelor's degree and a master's degree in politics, philosophy and economics from Oxford University.  He also earned a law degree from George Washington Law School, and is a Chartered Financial Analyst.  In 2005, he was awarded an honorary Doctor of Letters from the University of North Dakota.

He is a member of the board of directors of Adams Street Partners, Alerus Financial, Jamestown College, the U.S. Air Force Academy Endowment (chairman), the Falcon Foundation (vice president), the Center for Innovation Foundation at UND (chairman) and the University of North Dakota Foundation, and is chairman and CEO of the Dakota Foundation. He is a past member of the board of directors of the National Venture Capital Association and Walden University, and the U.S. Securities and Exchange Commission advisory committee on the regulation of the capital markets.  The North Dakota native currently lives in Placitas, New Mexico and Grand Forks, North Dakota with his wife Lynn.

Knudson is president of Tom Knudson Interests, LLC, which provides consulting services in energy, sustainable development and leadership. He also is the chairman of Bristow Group Inc. and a director of Natco Group Inc.

Knudson retired in 2004 from ConocoPhillips.  His diverse career at Conoco included work in engineering, operations, business development and commercial assignments.  He was managing director and chief executive officer of DuPont Scandinavia in Stockholm, Sweden, and vice president and general manager of Conoco's midstream natural gas business.  In 1997, he became chairman of Conoco Exploration Production Europe Limited, and was accountable for Conoco's upstream businesses in Europe and the former Soviet Union.  Knudson returned to Houston in mid-2000 to become senior vice president of human resources, information management and communications, serving as a member of the management and executive committees of both Conoco and ConocoPhillips.

Knudson has a bachelor's degree in aerospace engineering from the U.S. Naval Academy and a master's degree in aerospace engineering from the U.S. Naval Postgraduate School.  He served as a naval aviator, flying combat missions in Vietnam, and was a lieutenant commander in 1974 when he was honourably discharged.

Knudson was the founding chairman of the Business Council for Sustainable Development in both the United States and the United Kingdom.  He has served on the boards of a number of petroleum industry associations, Covenant House Texas, The Houston Museum of Natural Science and Alpha USA, and chairs the Board of Alpha Houston. He has served as an adjunct professor of management at the Jones School at Rice University. A native of Texas, he currently lives in Houston with his wife Candy.

Media Advisory – Photos of A. Bart Holaday and Thomas C. Knudson are available for downloading at http://www.mdu.com/information_news/images/.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. The company operates in three core lines of business: energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and contracting, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial contacts:
Vernon A. Raile,
Executive Vice President, Treasurer and Chief Financial Officer
(701) 530-1003

Phyllis A. Rittenbach
Director of Investor Relations
(701) 530-1057

Media contacts:
Rick Matteson
Director of Communications and Public Affairs
(701) 530-1700

Laura Lueder
Corporate Public Relations Manager
(701) 530-1095